EXHIBIT 99.1

Vision-Sciences, Inc. Announces 21 Percent Increase in Revenues for First Fiscal Quarter Ended June 30, 2008

ORANGEBURG, N.Y., Aug. 14, 2008 (PRIME NEWSWIRE) -- Vision-Sciences, Inc., (Nasdaq:VSCI) ("Vision-Sciences" or the "Company"), today announced results for its fiscal first quarter ended June 30, 2008 ("Q1 09"). For Q1 09, revenues were $2.9 million, an increase of 21% compared to $2.4 million for the fiscal quarter ended on June 30, 2007 ("Q1 08"). Loss from operations in Q1 09 was $3.4 million, compared to $1.6 million in Q1 08, an increase of $1.8 million. The increase is mainly attributable to (i) higher sales and marketing expenses related to the launching of our videoscope family of products; (ii) higher research and development expenses related to the development of new videoscope products, and our new line of fiberscopes; and (iii) increased operational expenses to support the expected growth of our production capacity for both our videoscope and fiberscope products. Our net loss for Q1 09 was $0.1 million, or $0.00 per diluted share, compared to a net loss of $1.4 million, or $0.04 per diluted share in Q1 08. The decrease in net loss arose primarily from a one-time gain from the receipt of a purchase price payment of $3 million from Medtronic Xomed, Inc. ("Medtronic") in connection with the 2007 sale to Medtronic of assets used in our ENT (ear, nose and throat) sheath business.

Abbreviated results, in $000's, except for per share data, for Q1 09, compared to Q1 08 are as follows:

                                                             Increase/
                                        Q1 09      Q1 08    (Decrease)
                                      ---------  ---------  ----------
 Sales                                $  2,929   $  2,430    $    499
 Loss from Operations                   (3,429)    (1,639)      1,790
 Net Gain on Sale of Product Line        3,230         --       3,230
 Net loss                                 (143)    (1,444)     (1,301)
 Net loss per diluted share           $  (0.00)  $  (0.04)   $   0.04

Ron Hadani, President and CEO, stated, "We are very excited about the results of the first quarter, which are consistent with our plans. We started shipping our new videoscopes during the last month of Q1 09. These sales had a limited contribution to the overall revenues of the quarter."

Vision-Sciences, Inc. designs, develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On EndoSheath(r) System, which provide the users quick, efficient product turnover while ensuring the patient a contaminant-free product. Information about Vision Sciences' products is available at www.visionsciences.com.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. Future results may vary significantly based on a number of factors including, but not limited to, the availability of capital resources, risks in market acceptance of new products and services and continuing demand for the same, the impact of competitive products and pricing, seasonality, changing economic conditions and other risk factors detailed in our most recent annual report and other filings with the SEC. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "belief," "expects," "intends," "anticipates" "enables" or "plans" to be uncertain and forward-looking. Vision-Sciences(r) assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

CONTACT:  Vision-Sciences, Inc.
          Yoav M. Cohen, CFO
          845-365-0600